EXHIBIT 16.1

RBSM LLP.
NEW YORK, NEW YORK

December 16, 2013

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Genelemen:

We have read Item 4.01 included in the Form 8-K dated December 3, 2013 of Alas Aviation Corp to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

/s/ RBSM LLP
RBSM LLP